EXHIBIT 11






                                PLC SYSTEMS INC.

                   CALCULATION OF NET INCOME (LOSS) PER SHARE





                                                    Three Months Ended
                                                          March 31,
                                                          ---------
                                             1997                        1996
                                             ----                        ----

Weighted average number of
common shares outstanding                 16,547,000                 16,051,000

Common stock equivalents (1)                      -                     979,000
                                         -----------                 ----------

Shares used to compute net                16,547,000                 17,030,000
income (loss) per share

Net income (loss)                        $(3,022,000)                $1,277,000


Net income (loss) per share                    $(.18)                     $0.07





(1) The net loss per share is calculated using the weighted average number of shares outstanding during the period and does not include common stock equivalents as their inclusion would be antidilutive.